Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 1, 2015 (the “Effective Date”), between Advanced Cannabis Solutions, a Colorado corporation (the “Company”), and ROBERT L. FRICHTEL(the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive is currently employed by the Company as Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to set forth the terms and conditions of the Executive’s continued employment with the Company as its President and Chief Executive Officer commencing as of the Effective Date.

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION/DUTIES.

(a) During the Employment Term (as hereinafter defined), the Executive shall serve as the Chief Executive Officer of the Company.  In this capacity, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as the Board shall designate that are consistent with the Executive’s positions. The Executive shall report to the Board.

(b) During the Employment Term, the Executive shall devote all of his business time, energy and skill and his best efforts to the performance of his duties with the Company; provided, however, that the foregoing shall not prevent the Executive from (i) serving on the board of directors of non-profit organizations and, with the prior written approval of the Board, other companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs or (iii) managing his and his family’s passive personal investments so long as such activities in the aggregate do not materially interfere or conflict with the performance of his duties hereunder or create a potential business conflict.

2. EMPLOYMENT TERM. The Executive’s term of employment under this Agreement (the “Employment Term”) shall be for a term commencing on the Effective Date and, unless terminated earlier as provided in Section 6, ending on December 31, 2018 (the “Expiration Date”).

3. BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of not less than $150,000 payable in accordance with the regular payroll practices of the Company. The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board (or such committee). The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. BONUS. During the Employment Term, the Executive shall be eligible for an annual incentive payment (each an “Annual Bonus”) under the Company’s Executive 162(m) Bonus Plan, as amended or as may be amended from time to time, or any successor annual bonus plan (the “Bonus Plan”).

5. EMPLOYEE BENEFITS.

(a) Benefit Plans. The Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit generally of its senior executives at a level commensurate with his position, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) Vacations. The Executive shall be entitled to an annual paid vacation of four weeks per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to senior executives.

(c) Business and Entertainment Expenses. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder. In addition, within seventy-five (75) days following the Effective Date, upon presentation of appropriate documentation within forty-five (45) days after the Effective Date, the Company shall pay the reasonable (as determined by the Compensation Committee in its sole discretion) and documented attorneys’ and consultants’ fees and related costs incurred by the Executive in connection with the drafting, negotiation and execution of this Agreement.

6. TERMINATION. The Executive’s employment with the Company and the Employment Term shall terminate prior to the Expiration Date on the first of the following to occur prior to the Expiration Date:

(a) Disability. Upon 30 days’ prior written notice by the Company to the Executive of termination due to Disability if the Executive does not return to full-time continuous employment with the Company within such 30 days. For purposes of this Agreement, “Disability” shall be defined as the Executive’s becoming physically or mentally disabled, whether totally or partially, so that he has been unable to perform his material duties hereunder for a period of 180 days (including weekends and holidays) during any 365-day period.

(b) Death. Automatically on the date of death of the Executive.

(c) Cause. The Company, acting by the majority of the independent directors on the Board, may terminate the Executive’s employment hereunder for Cause immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean the Executive’s:

(i) refusal or willful failure to attempt in good faith to perform his duties for the Company (other than as a result of physical or mental incapacity);

(ii) gross negligence or willful misconduct with regard to the Company, its assets or employees of a material nature or any fraud, theft or material dishonesty with regard to the Company or in the performance of his duties for the Company;

(iii) willful misconduct which in the good faith judgment of the Board has or may materially damage the Company economically or reputation wise;

(iv) commission of any felony or any other crime involving fraud, dishonesty, securities law violations or moral turpitude, provided that any conviction for, or pleading guilty or nolo contendere to, any such felony or other crime shall conclusively be deemed acknowledgement by the Executive of commission thereof;

(v) failure to attempt in good faith to follow the legal written direction of the Board with regard to matters within the scope of his duties and responsibilities as chief executive officer; or

(vi) material breach of a material term of this Agreement or any other material agreement with the Company that is not cured within 15 days of the giving of written notice thereof.

The Executive may only be terminated for Cause by a vote of a majority of the independent directors on the Board and, prior to any termination for Cause, the Executive will be given 5 business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the independent directors on the Board to present information regarding his views on the Cause event. After providing the notice in foregoing sentence, the Board may suspend the Executive with pay until a final determination pursuant to this paragraph has been made. In the event of a Cause termination after a Change in Control, the Company shall bear the burden of proof by a preponderance of the evidence.

(d) Without Cause. Upon written notice by the Company to the Executive of an involuntary termination without Cause, other than for death or Disability.

(e) Good Reason. Upon written notice by the Executive to the Company of a termination for Good Reason provided that such notice is given within 60 days of the Good Reason event. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are cured by the Company within 30 days following written notification by the Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

(i) any reduction or diminution in the Executive’s title as Chief Executive Officer of the Company (for the avoidance of doubt, Executive’s not being elected as, or his removal from the position as a member of the Company’s board of directors shall not constitute Good);

(ii) any material reduction or diminution in the Executive’s then authorities, duties, or responsibilities with the Company;

(iii) a material reduction in the Executive’s Base Salary or benefits (but not including any reduction related to a broader compensation reduction by the Company that is not limited to any particular employee or executive);

 (iv) a material breach of this Agreement by the Company.

Notwithstanding the foregoing, the Executive agrees that, during any period of incapacity, the Company may appoint or temporarily assign his duties to another or others without such action resulting in Good Reason.

(f) Without Good Reason. Upon 60 days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

7. CONSEQUENCES OF TERMINATION.

(a) Disability. In the event the Executive’s employment is terminated due to Disability upon or prior to the Expiration Date, the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination paid in accordance with the Company’s normal payroll policies as if the Executive were an employee; (ii) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, paid when such Annual Bonus would have ordinarily been paid in accordance with the Bonus Plan; (iii) reimbursement for any unreimbursed expenses through the date of termination incurred and paid in accordance with the Company’s normal reimbursement procedures; (iv) any other amounts and benefits the Executive is entitled to receive under any employee benefit plan in accordance with the terms of the applicable plan (collectively items (i) through (iv) shall be hereafter referred to as the “Accrued Amounts”); (v) a pro-rata portion of the Executive’s Annual Bonus for the fiscal year in which the Executive’s termination occurs based on actual results for the fiscal year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365), paid when such Annual Bonus would have ordinarily been paid in accordance with the Bonus Plan (the “Pro Rata Bonus”); (vi) full vesting of all equity awards granted to the Executive on or after the Effective Date; (vii) subject to Section 25(b) hereof and solely to the extent the Executive does not otherwise receive such coverage under any other medical benefits available to the Executive as a result of his Disability, if the Executive timely elects continuation coverage (“COBRA Coverage”) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for continuation of coverage under the Company’s group health insurance plans in which the Executive participated immediately prior to the date of termination (the “Health Plans”), the Company shall pay to the Executive monthly an amount equal to the difference of the Executive’s premium costs for such COBRA Coverage for the Executive and the Executive’s dependents minus the active employee rate under the Health Plans (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) being paid by the Executive at the time of termination of employment, if any, until the earliest of (x) 18 months from the date of termination, (y) the Executive’s ceasing to have a physical or mental disability that would have prevented him from performing his material duties hereunder and (z) the Executive and the Executive’s dependents otherwise ceasing to be eligible for COBRA Coverage (the “Disability COBRA Payments”); provided, that unless subject to further delay as set forth in Section 25(b), the first payment of the Disability COBRA Payments will made on the sixtieth (60th) day after the date of termination and will include payment of any amounts that would otherwise be due prior thereto; and (viii) continued payment of the Make-Up Payments in accordance with Section 5(b) (including payment timing). Following a termination due to Disability all equity awards granted to the Executive prior to the Effective Date shall be governed in accordance with the terms of the applicable grant agreements.

(b) Death. In the event the Executive’s employment is terminated due to the Executive’s death upon or prior to the Expiration Date, the Company shall pay or provide to the Executive’s estate (i) the Accrued Amounts; (ii) the Pro Rata Bonus; (iii) full vesting of all equity awards granted to the Executive on or after the Effective Date; and (iv) subject to the Executive’s dependents timely election of COBRA Coverage under the Health Plans, the Company shall pay to the Executive’s dependents monthly an amount equal to the difference of the premium costs for such COBRA Coverage for the Executive’s dependents minus the active employee rate under the Health Plans (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) being paid by the Executive at the time of termination of employment, if any, until the earlier of (i) three (3) years from the date of the Executive’s death and (ii) the Executive’s dependents ceasing to be eligible for COBRA Coverage. Following a termination due to the Executive’s death all equity awards granted to the Executive prior to the Effective Date shall be governed in accordance with the terms of the applicable grant agreements.

(c) Termination For Cause Or Without Good Reason. In the event the Executive’s employment is terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay or provide to the Executive the Accrued Amounts. Following any such termination all equity awards granted to the Executive shall be governed in accordance with the terms of the applicable grant agreements.

(d) Termination Without Cause Or For Good Reason. In the event the Executive’s employment is terminated upon or prior to the Expiration Date (x) by the Company other than for Cause or (y) by the Executive for Good Reason, and Section 8(a) does not apply, the Company shall pay or provide to the Executive (i) the Accrued Amounts; and (ii) subject to Section 9:

(A) subject to Section 25(b), continued payments of Base Salary for twenty (20) months following the date of termination (the “Severance Payment”) paid in accordance with the Company’s normal payroll policies as if the Executive were an employee (but off employee payroll); provided, that unless subject to further delay as set forth in Section 25(b), the first payment of the Severance Payment will made on the sixtieth (60th) day after the date of termination and will include payment of any amounts that would otherwise be due prior thereto;

(B) the Pro Rata Bonus; and

(C) subject to Section 25(b) hereof, if the Executive timely elects COBRA Coverage under the Health Plans, the Company shall pay to the Executive monthly an amount equal to the difference of the Executive’s premium costs for such COBRA Coverage for the Executive and the Executive’s dependents minus the active employee rate under the Health Plans (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) being paid by the Executive at the time of termination of employment, if any, until the earliest of (I) eighteen (18) months from the date of termination, (II) the Executive becoming eligible for medical benefits from a subsequent employer, or (III) the Executive and the Executive’s dependents otherwise ceasing to be eligible for COBRA Coverage (the “Termination COBRA Payments”); provided, that unless subject to further delay as set forth in Section 25(b), the first payment of the Termination COBRA Payments will made on the sixtieth (60th) day after the date of termination and will include payment of any amounts that would otherwise be due prior thereto.

Following any such termination all equity awards granted to the Executive shall be governed in accordance with the terms of the applicable grant agreements. Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company.

8. CHANGE IN CONTROL.

(a) Notwithstanding anything herein to the contrary, subject to Section 8(c), in the event a Change in Control occurs prior to the Expiration Date and the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason within two (2) years following such Change in Control, then in lieu of the amounts and benefits under Section 7(d), the Company shall pay or provide to the Executive (i) the Accrued Amounts; and (ii) subject to Section 9:

(A) subject to Section 25(b), payment in an amount equal to twenty (20) months Base Salary, such payment to be made as follows: (x) if the Change in Control is not as a result of an event that constitutes a “change in control event” (a “409A Change in Control”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), then such payment shall be paid to the Executive in equal installments for 20 months following the date of termination in accordance with the Company’s normal payroll policies as if the Executive were an employee (but off employee payroll); provided, that unless subject to further delay as set forth in Section 25(b), the first payment of such payment will made on the sixtieth (60th) day after the date of termination and will include payment of any amounts that would otherwise be due prior thereto, and (y) if the Change in Control does result from an event that constitutes a 409A Change in Control, then the full amount of such payment shall be paid to the Executive in a lump sum on the 60th day after the date of termination;

(B) the Pro Rata Bonus; and

(C) the Termination COBRA Payments; provided, that unless subject to further delay as set forth in Section 25(b), the first payment of the Termination COBRA Payments will made on the sixtieth (60th) day after the date of termination and will include payment of any amounts that would otherwise be due prior thereto.

Following any such termination all equity awards granted to the Executive shall be governed in accordance with the terms of the applicable grant agreements.

(b) For purposes of this Agreement, “Change in Control” will mean the occurrence of one of the following events:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this subsection (i) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner:

(A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary),

(B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary,

(C) any underwriter temporarily holding securities pursuant to an offering of such securities, or

(D) any person pursuant to a Non-Qualifying Transaction (as defined below);

(ii) individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director.

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:

(A) 50% or more of the total voting power of:

(x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or

(y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”),is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination;

(B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and

(C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination

(any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) consummation of the sale of all or substantially all of the Company’s assets or stockholder approval of a liquidation or dissolution of the Company, unless the voting common equity interests of the acquirer of such assets or an ongoing entity (other than a liquidating trust), as the case may be, based on total voting power, are at least more than 50% beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned the Company’s outstanding voting common equity interests immediately prior to such sale or liquidation and, if a plan of liquidation or dissolution, such ongoing entity assumes all existing obligations of the Company under this Plan.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities, based on total voting power, as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

 (c) Notwithstanding anything else herein, if any payment or benefit, within the meaning of Section 280G(b)(2) of the Code, to the Executive or for Executive’s benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the amounts and benefits provided under this Agreement or otherwise that are subject to Section 280G of the Code as a result of the transaction will be automatically reduced to an amount that equals the product of 2.99 multiplied by the Executive’s “base amount” (as determined in accordance with Sections 280G and 4999 of the Code by the Company’s certified public accountants unless the Company and the Executive mutually agree to the appointment of an independent certified public accounting firm), such that the Executive will not be subject to the Excise Tax. Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement in reverse order of receipt, then to the vesting on any equity, with underwater stock options first net withholding, and thereafter any in-the-money stock options starting from the stock options with smallest spread between fair market value and exercise price, and thereafter any restricted stock or restricted stock units.

9. RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to Sections 7(d)(iii) or 8(a)(iii) shall only be payable or provided if the Executive executes and delivers to the Company a general release of all claims against the Company in the form attached to the Agreement as Appendix A (the “Release”) (with such changes as the Company may request to support the legality and effectiveness of the Release). The Company shall provide the Executive with a copy of the Release within seven (7) days following the Executive’s date of termination and the Executive will be required to provide the Company with an executed copy of the Release that has become effective within sixty (60) days following the Executive’s date of termination.

10. RESTRICTIVE COVENANTS.

(a) Confidentiality. The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the reasonable good faith performance of his duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) Nonsolicitation. During the Executive’s employment with the Company and for the 12 month period thereafter, the Executive agrees that he will not, except in the furtherance of his duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit or hire any employees, representatives or agents of the Company (or any of its affiliates) or (ii) solicit any of the Company’s customers.

(c) Noncompetition. The Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Executive’s employment hereunder and for the 12 month period thereafter, the Executive agrees that the Executive will not, (i) enter the employ of (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation), or render any services to, any person, firm, corporation or other entity, in whatever form, engaged or actively planning to be engaged in any Competitive Business, (ii) directly or indirectly, own, manage, operate, control or otherwise engage in such a Competitive Business for his own account, or (iii) directly or indirectly, become interested in a Competitive Business as an individual, partner, shareholder, director, officer, principal, agent, trustee or in any other relationship or capacity. “Competitive Business” will mean, as of any date, any business competitive with any business then being conducted by the Company and operating in some or all of the same geographic areas; provided that, upon the termination of the Executive’s employment such determinations shall thereafter be determined as of the date of the termination. The foregoing shall not be violated by the Executive’s providing services to a noncompetitive portion of a group of related businesses which noncompetitive portion consists of less than 20% of the overall revenues of such group of related businesses measured based on the fiscal year prior to the fiscal year in which the Executive had his initial relationship with such noncompetitive portion, nor by ownership of less than 2% of public company stock or debt or a passive interest of less than 2% in a pooled account, such as a hedge fund, private equity fund or mutual fund.

(d) Nondisparagment. During the Employment Term and thereafter, the Executive agrees not to disparage or encourage or induce others to disparage the Company or any of its affiliates or any of its and their past and present officers, directors, employees, products or services. For purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press, to the Company or any of its affiliates or any of its or their officers, directors, or employees or to any individual or entity with whom the Company or any of its affiliates has a business relationship (including, without limitation, any vendor, supplier, customer or distributor of the Company or any of its affiliates) that would adversely affect in any manner: (i) the conduct of any business of the Company or any of its affiliates (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company or any of its affiliates or any of its and their officers, directors, employees, products or services. Notwithstanding the foregoing, this Section 10(d) shall not apply to truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings or normal competitive statements.

(e) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

 (f) Survival of Provisions. The obligations contained in this Section 10 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

11. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 11.

12. EQUITABLE RELIEF AND OTHER REMEDIES.

(a) The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(b) In the event of a violation of Section 10 or 11 of this Agreement, any severance being paid to the Executive by the Company pursuant to this Agreement (or any successor agreement) or otherwise shall immediately cease.

13. NO ASSIGNMENTS.

(a) This Agreement is personal to each of the parties hereto. Except as provided in Section 13(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement and, if applicable, any Change in Control Agreement (but without creating any rights on a second change in control), in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit with the overnight delivery service if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Robert Frichtel

2516 Pathfinder Rd

Florissant, CO 80816

At the last address (or to the facsimile number) shown on the records of the Company;

If to the Company:

Advanced Cannabis Solutions’

6565 E. Evans Ave

Denver, CO, 80224

Attn: Chief Operating Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

18. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 12 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome (a) each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties; provided, however, in the event that the arbitrator determines that the Executive is the prevailing party, then the Company shall pay or reimburse all reasonable legal fees and expenses incurred by the Executive.

19. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold him harmless to the extent provided under the by-laws of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

20. LIABILITY INSURANCE. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

21. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto (including without limitation the Prior Agreement) with respect to the employment of the Executive by the Company and, together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

22. NO MITIGATION; TERMINATION CLAIM LIMIT. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as provided in Section 12(b) hereof. Any claim by the Executive for damages as a result of a termination based on Section 6(c)(iv) shall not be brought prior to resolution of the criminal case and the Executives damages shall be limited to (a) the monetary amounts the Executive would have received in the event of a termination without Cause and (b) the intrinsic value on the termination date of any equity vested at, or upon, such termination that the Executive forfeited or did not receive because of the classification of the termination for Cause (and the Executive shall have no right to the equity, which shall be cancelled upon the termination for Cause).

23. REPRESENTATIONS. The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

24. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

25. SECTION 409A COMPLIANCE.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent. If the Executive notifies the Company (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, and modifying such provision would avoid such additional tax or interest, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

 (b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A that is payable due to the Executive’s Separation from Service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to the Executive (subject to the last sentence of this Section 25(b)) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service, and (ii) the date of the Executive’s death (the “Delay Period”). For avoidance of doubt, the Severance Payment shall not be treated as non-qualified deferred compensation that is required to be delayed in compliance with Code Section 409A(a)(2)(B) to the extent that it meets the exemption set forth in Department of Treasury Regulation Section 1.409A-1(b)(9)(iii) (for separation pay due to involuntary separation from service) and only that portion, if any, of the Severance Payment that exceeds the exempt amount shall be subject the delay, if any, required pursuant to the preceding sentence. On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of the Executive’s death, all payments delayed pursuant to this Section 25(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due to the Executive under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the provision of any welfare benefits provided to the Executive following his Separation from Service will be treated as non-qualified deferred compensation that is required to be delayed (after taking into account the exemption in Department of Treasury Regulation Section 1.409A-1(b)(9)(v)) but would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during the Delay Period promptly after its conclusion.

(c) In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.

(d) To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to the Executive for Federal income tax purposes, such reimbursements shall be made no later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred.

(e) With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(f) If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(g) Whenever a payment under the Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(h) To the extent that this Agreement provides for your indemnification by the Company and/or the payment or advancement of costs and expenses associated with indemnification, any such amounts shall be paid or advanced to the Executive only in a manner and to the extent that such amounts are exempt from the application of Code Section 409A in accordance with the provisions of Treasury Regulation 1.409A-1(b)(10) or that are provided in accordance with Code Section 409A.

26. CLAWBACKS. The Executive hereby acknowledges and agrees that he is subject to Section 304 of the Sarbanes-Oxley Act of 2002, and that pursuant thereto he may under certain circumstances be obligated to pay back to the Company certain amounts previously received by him. In addition, the Executive hereby acknowledges and agrees that he shall be subject to any clawback policy adopted or implemented by the Company in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time to the extent required by the Act and the implementing regulations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Company:

Advanced Cannabis Solutions, Inc.

By: /s/ Michael Feinsod

Title: Chairman

Executive:

Robert L. Frichtel

By: /s/ Robert L. Frichtel